Streamline HR administration Optimize HR practices Maximize people and performance
April 13, 2007
[Name]
[Company]
[Address]
[City, State, Zip]
Dear [first name],
Thank you for participating in Gevity’s first ever analyst meeting. We continuously endeavor to provide you and our investors with as much transparency as possible, and hope that you found the meeting meaningful and informative.
While cognizant of the non-linear path that may be encountered as Gevity’s transformation continues from an insurance arbitrage model to a 100% service fee-driven model, we remain confident in the growth potential of our new non co-employment model, Gevity Edge™ Select and the much broader marketplace it opens up to us.
Additionally, to our knowledge, there is no one else in our industry with a similarly comprehensive bundled offering. Gevity’s solution goes beyond that of a traditional ASO model in that it helps our clients optimize their HR practices and maximize their people and performance in addition to streamlining their HR administration. Gevity’s unique solution offers Gevity OnSite™ — featuring experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine™ and Gevity OnCall™.
Further, as we have replaced one value proposition with another over a relatively short period — especially given the scope of the change — we have been pleased that Gevity’s business and profitability also have continued to grow. As illustrated below, we have been able to improve earnings quality while growing gross profit on an annual basis, although not sequentially from quarter to quarter within each year. We have achieved this earnings quality expansion through a transitional business model absent of insurance arbitrage as well as the benefit we expect to realize from Gevity Edge Select beginning in 2007.
Bradenton Office     •     9000 Town Center Parkway     •     Bradenton, Florida 34202     •     tel 1.800.2GEVITY (1.800.243.8489)     •     gevity.com

Streamline HR administration Optimize HR practices Maximize people and performance
As we have previously stated, with Gevity Edge Select and the stepped up marketing efforts that have been initiated, we anticipate an increasingly positive reception from potential new clients over the course of the year. Regarding our marketing focus, you may be interested in the enclosed business transformation piece. It provides some company history while emphasizing recent marketing efforts and TeamGevity’s success in support of Gevity’s Vision.
We hope that you will again join us for our first quarter earnings conference call at 10:30 am eastern time on Thursday, April 26th, when we will share with you an update on our growth strategy and business model transformation. As always, we remain open to any further questions you may have, and look forward to continuing our discussion on Gevity’s Vision.
Sincerely,

Anne-Marie Megela

Vice President, Investor & Media Relations

Bradenton Office     •     9000 Town Center Parkway     •     Bradenton, Florida 34202     •     tel 1.800.2GEVITY (1.800.243.8489)     •     gevity.com